                                                                   EXHIBIT 10.10

                           STOCK PURCHASE AGREEMENT

                                     AMONG

                            RAINMAKER SYSTEMS, INC.

                        ABS CAPITAL PARTNERS III, L.P.,

                                      AND

                         H&Q RAINMAKER INVESTORS, L.P.

                         HAMBRECHT & QUIST CALIFORNIA

               HAMBRECHT & QUIST EMPLOYEE VENTURE FUND, L.P. II



                             DATED JANUARY 29, 1999

                               TABLE OF CONTENTS

                                                                                Page
                                                                                ----
1. DEFINITIONS ................................................................   1
2. SALE AND PURCHASE OF SHARES ................................................   1
    2.1. Sale and Purchase of Shares ..........................................   1
    2.2. Payment at Closing ...................................................   2
3. ADDITIONAL UNDERTAKINGS AND COVENANTS ......................................   2
    3.1. Consents and Approvals ...............................................   2
    3.2. Access of the Investors to Information ...............................   2
    3.3. Confidentiality ......................................................   3
    3.4. Operation of Business ................................................   4
    3.5. Compliance with Law ..................................................   5
    3.6. Subsequent Events; Adverse Changes ...................................   5
    3.7. Amendments to the Company's Articles of Incorporation; Authorize and
           Effect Exchange and Redemption .....................................   6
    3.8. News Releases ........................................................   6
    3.9. No Inconsistent Negotiations .........................................   6
    3.10. Final 1998 Audit ....................................................   7
4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY ..............................   7
    4.1. Organization and Standing ............................................   7
    4.2. Capital Structure of the Company .....................................   7
    4.3. Financial Statements .................................................   8
    4.4. No Liabilities .......................................................   9
    4.5. Taxes ................................................................   9
    4.6. Conduct of Business; Absence of Material Adverse Change ..............  10
    4.7. Title to Property and Assets .........................................  12
    4.8. Insurance ............................................................  12
    4.9. Intellectual Property ................................................  12
    4.10. Debt Instruments ....................................................  13
    4.11. Leases ..............................................................  13
    4.12. Other Agreements ....................................................  14
    4.13. Books and Records ...................................................  15
    4.14. Litigation; Disputes ................................................  15
    4.15. Labor Relations .....................................................  16
    4.16. Pension and Benefit Plans ...........................................  16
    4.17. Environmental .......................................................  16
    4.18. Transactions with Related Parties ...................................  17
    4.19. Restrictions and Consents ...........................................  17
    4.20. Authorization; No Conflict ..........................................  17
    4.21. Absence of Violation ................................................  17
    4.22. Compliance with Law; Approvals ......................................  18
    4.23. Copies of Documents .................................................  19
    4.24. Binding Obligation ..................................................  19

     4.25. Disclosure ......................................................  19
     4.26. Use of Proceeds .................................................  19
5. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS .........................  19
     5.1. Organization and Standing ........................................  20
     5.2. Authorization ....................................................  20
     5.3. Binding Obligation ...............................................  20
     5.4. No Registration Under the Securities Act .........................  20
     5.5. Acquisition for Investment .......................................  20
     5.6. Evaluation of Merits and Risks of Investment .....................  21
     5.7. Additional Information ...........................................  21
6. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY ......................  21
     6.1. Representations and Warranties ...................................  21
     6.2. Performance ......................................................  21
     6.3. Legal Proceedings ................................................  22
     6.4. Documents at Closing .............................................  22
     6.5. Consents .........................................................  22
7. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE INVESTORS ....................  22
     7.1. Representations and Warranties ...................................  22
     7.2. Performance ......................................................  23
     7.3. Absence of Material Adverse Changes ..............................  23
     7.4. Legal Proceedings ................................................  23
     7.5. SCO Exchange .....................................................  23
     7.6. Certificates .....................................................  23
     7.7. Opinion of Counsel ...............................................  23
     7.8. Shareholders' Agreement ..........................................  24
     7.9. Registration Rights Agreement ....................................  24
     7.10. Corporate Documents .............................................  24
     7.11. Documents at Closing ............................................  24
     7.12. Consents ........................................................  24
     7.13. Composition of the Board of Directors ...........................  25
     7.14. ABS Letter ......................................................  25
8. CLOSING .................................................................  25
9. SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION REMEDIES ...................  25
     9.1. Survival of Representations ......................................  25
     9.2. Agreement of the Company to Indemnify ............................  25
     9.3. Conditions of Indemnification ....................................  26
     9.4. Specific Performance .............................................  27
     9.5. Remedies Cumulative ..............................................  27
10. TERMINATION ............................................................  27
     10.1. Termination .....................................................  27
     10.2. Effect of Termination ...........................................  28
11. MISCELLANEOUS ..........................................................  28
     11.1. Additional Actions and Documents ................................  28
     11.2. No Brokers ......................................................  28
     11.3. Expenses ........................................................  28

     11.4. Assignment ......................................................  28
     11.5. Entire Agreement; Amendment .....................................  29
     11.6. Waiver ..........................................................  29
     11.7. Severability ....................................................  29
     11.8. Governing Law ...................................................  29
     11.9. Notices .........................................................  30
     11.10. Headings .......................................................  31
     11.11. Execution in Counterparts ......................................  31
     11.12. Limitation on Benefits .........................................  31
     11.13. Binding Effect .................................................  32

EXHIBIT A      DEFINITIONS
EXHIBIT B      AMENDED AND RESTATED ARTICLES OF INCORPORATION
EXHIBIT C      [OMITTED]
EXHIBIT D      REDEMPTION TERMS
EXHIBIT E      FORM OF BROBECK, PHLEGER & HARRISON LEGAL OPINION
EXHIBIT F      SHAREHOLDERS' AGREEMENT
EXHIBIT G      REGISTRATION RIGHTS AGREEMENT
EXHIBIT H      ABS LETTER

                           STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Purchase Agreement") is entered into as of January 29, 1999 by and among Rainmaker Systems, Inc., a California corporation (the "Company"), ABS Capital Partners III, L.P., a Delaware limited partnership ("ABS") and H&Q RAINMAKER INVESTORS, L.P., HAMBRECHT & QUIST California and Hambrecht & Quist Employee Venture Fund, L.P. II ("H&Q" and, together with ABS, the "Investors").

          WHEREAS, the Company desires to issue and sell to the Investors, and the Investors desire to subscribe for and acquire from the Company, a substantial equity interest in the Company, upon the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:


1.   DEFINITIONS

          For all purposes of this Purchase Agreement, certain capitalized terms specified in Exhibit A shall have the meanings set forth in that Exhibit A,
             ---------                                           ---------
except as otherwise expressly provided.


2.   SALE AND PURCHASE OF SHARES

     2.1. Sale and Purchase of Shares

          On the basis of the representations, warranties and agreements contained herein, and subject to the terms and conditions hereof, the Company agrees to issue and sell to the Investors, and the Investors, severally and not jointly, agree to purchase from the Company, an aggregate of 8,536,585 shares of Series C Convertible Participating Preferred Stock, par value $0.001 per share ("Series C Stock"), having the rights, preferences and other terms set forth on Exhibit B hereto, at a price per share of $1.64. The number of shares
         ---------
to be purchased by each Investor and the purchase price to be paid by each Investor is as set forth below:

     Investor                      Number of Shares         Purchase Price
     --------                      ----------------         --------------
H&Q Rainmaker Investors,                 426,830            $   700,001.20
L.P.

Hambrecht & Quist California              91,463            $   149,999.32

Hambrecht & Quist Employee                91,463            $   149,999.32
Venture Fund, L.P. II

ABS Capital Partners III, L.P.         7,926,829            $13,000,000.00

     2.2  Payment at Closing

          At the Closing, each Investor shall deliver to the Company by wire transfer of immediately available funds the amount set forth opposite its name above.

3.   ADDITIONAL UNDERTAKINGS AND COVENANTS

          The Company and the Investors hereby covenant and agree as follows:

     3.1. Consents and Approvals

          (a) The Company shall take all measures reasonably necessary or advisable to secure such consents, authorizations and approvals of governmental authorities and of private persons or entities with respect to the transactions contemplated by this Purchase Agreement, and to perform all other obligations of such parties hereunder, as may be required by any applicable statute or regulation of the United States or any country, state or other jurisdiction or by any Agreement of any kind whatsoever applicable to the Company.

          (b) The Company shall (i) cooperate in the filing of all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to applicable statutes, rules, regulations or orders of any governmental authority in connection with the transactions contemplated by this Purchase Agreement and (ii) use good faith efforts to cause any applicable waiting periods thereunder to expire and any objections to the transactions contemplated hereby to be withdrawn before Closing.

     3.2. Access of the Investors to Information

          (a) The Company shall provide the Investors and their representatives prior to the Closing Date access during normal business hours to the offices, books, agreements, records (including, without limitation, tax returns and correspondence with accountants), officers, directors, employees, consultants and contractors of the Company and will furnish to the Investors and their representatives such financial and operating data and other information with respect to the businesses and assets of the Company as the Investors may reasonably request, including, without limitation, agreements with clients, customers, vendors, lessors, licensors and suppliers of such businesses.

          (b) The Investors' investigation of the financial and operating data, Assets, Real Property and other information with respect to the Company shall in no way affect the obligations of the Company with respect to the agreements, representations, warranties, covenants and indemnification provisions set forth in this Purchase Agreement.

     3.3  Confidentiality

          (a) Each Investor hereby acknowledges that it has obtained and may continue to obtain knowledge of and access to confidential and valuable business information relating to the Company not generally known by or available to the general public. Each Investor agrees at all times after the date hereof to use reasonable efforts, consistent with those employed by it with respect to its own confidential information, (i) to keep confidential all information that is identified as being confidential, (ii) not to use any confidential information on its own behalf, except in connection with the transactions contemplated hereby, or on behalf of any other person, firm or entity, and (iii) not to disclose confidential information to any third party (other than to its counsel, accountants, financial advisors, partners, and other persons having a confidential relationship with an Investor, in connection with the transactions contemplated hereby) without the advance written authorization of the Company; provided, however, that each Investor shall have no obligation of
- --------  -------
confidentiality with respect to confidential information that (A) was lawfully obtained by it not subject to restrictions of confidentiality; (B) is a matter of public knowledge; (C) has been or is hereafter publicly disclosed other than by or through the Investor; or (D) is required to be disclosed by law or judicial process. In the event this Purchase Agreement is terminated prior to Closing, each Investor will return to the Company or destroy, at the Investor's option, all documents, workpapers and other materials reflecting confidential information or relating to the transactions contemplated hereunder, whether obtained before or after the execution of this Purchase Agreement. In the event of a breach or threatened breach by an Investor of the provisions of this Section, the Company shall be entitled to an injunction restraining the Investor from disclosing, in whole or in part, the information.

          (b) The Company hereby acknowledges that it has obtained and may continue to obtain knowledge of and access to confidential and valuable business information relating to each Investor not generally known by or available to the general public. The Company agrees at all times after the date hereof to use reasonable efforts, consistent with those employed by it with respect to its own confidential information, (i) to keep confidential all information that is identified as being confidential, (ii) not to use any confidential information on its own behalf, except in connection with the transactions contemplated hereby, or on behalf of any other person, firm or entity, and (iii) not to disclose confidential information to any third party (other than to the Company's counsel, accountants, financial advisors and other persons having a confidential relationship with the Company, in connection with the transactions contemplated hereby) without the advance written authorization of the affected Investor; provided, however, that the Company shall have no obligation of
          --------- -------
confidentiality with respect to confidential information that (A) was lawfully obtained by it not subject to restrictions of confidentiality; (B) is a matter of public knowledge; (C) has been or is hereafter publicly disclosed; or (D) is required to be disclosed by law or judicial process. At the request of any Investor, the Company will return to the Investor or destroy, at the Company's option, all documents, workpapers and other materials reflecting confidential information or relating to each Investor and the transactions contemplated hereunder, whether obtained before or after the execution of this Purchase Agreement. In the event of a breach or threatened breach by the Company of the provisions of this Section, each Investor shall be entitled to an injunction restraining such Person from disclosing, in whole or in part, the information.

     3.4.  Operation of Business

           Except as contemplated by this Purchase Agreement or with the prior consent of ABS, on its own behalf and as representative of all of the Investors (the "Investor Representative"), the Company shall, until the Closing Date, (i) preserve its business organization and its present relationships with customers, suppliers, consultants, employees and any other persons having business relationships with it, (ii) operate or manage its business only in the usual, regular and ordinary manner consistent with prior practice and (iii) maintain its books of account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a basis consistent with the basis used in keeping its books in prior years and shall not do any of the following:

           (a) issue any capital stock or any options, warrants or other rights to subscribe for or purchase the same or any securities convertible into or exchangeable for capital stock (except Common Stock issuable upon exercise of options, warrants or other rights outstanding as of the date of this Purchase Agreement);

           (b) declare, set aside or pay any dividend or distribution with respect to the Company's outstanding capital stock (except for any dividends payable to holders of the Company's Series A Preferred Stock);

           (c) directly or indirectly redeem, purchase or otherwise acquire any of the Company's capital stock (except for the exchange contemplated by Section 3.7);

           (d) effect a split, reclassification or other change in or of any of the Company's capital stock (except as contemplated by Section 3.7);

           (e) amend the Company's articles of incorporation or bylaws (except for such changes or amendments to the articles of incorporation as may be required by Section 3.7);

           (f) grant any increase in the compensation payable or to become payable to its officers or employees, or enter into any bonus, insurance, pension or other benefit plan, payment or arrangement for or with any of its officers or employees (except for compensation payable and rights granted, as disclosed in the Disclosure Schedules, to Bernard Jubb in connection with his resignation as a director);

           (g) borrow or agree to borrow any funds, or directly or indirectly guarantee or agree to guarantee the obligations of others;

           (h) enter into any Agreement which may have a material effect on its business and operations;

           (i) place, or allow to be placed, an Encumbrance on any of its Material Assets;

           (j) cancel any indebtedness owing to it or any Claims which it may possess, or waive any rights of substantial value;

           (k) sell, assign, license or transfer any Intellectual Property;

           (l) sell or otherwise dispose of any interest in any Material Asset (other than in the Ordinary Course of Business);

           (m) commit any act or omit to do any act, or engage in any activity or transaction or incur any obligation (by conduct or otherwise), which (individually or in the aggregate) reasonably could be expected to have a Material Adverse Effect; or

           (n) make any loan or advance to, or enter into any other transaction with, any shareholder, officer, director or Affiliate of the Company (except as contemplated by Section 3.7).

     3.5.  Compliance with Law

           Until Closing, the operations of the Company will be conducted in material compliance with all Laws, including, without limitation, all laws, regulations, orders and requirements promulgated by any governmental authority relating to consumer protection, equal opportunity, environmental protection, fire, zoning and building and occupational safety matters (including Workers Compensation).

     3.6.  Subsequent Events; Adverse Changes

           Until the Closing Date, the Company shall:

           (a) inform and discuss with the Investors on a regular and ongoing basis matters relating to the management of the business and Assets of the Company, including, without limitation, any significant new Agreements or transactions proposed to be entered into or management persons proposed to be employed or terminated by the Company, and any other significant developments relating to the business or Assets of the Company; provided, however, that, the
                                                   --------  -------
Investors, as Investors, shall have no express or implied power, authority or responsibility with respect to the Company or its respective business, Assets or Agreements;

           (b) promptly notify the Investors of the occurrence of any event, or the failure of any event to occur, that results in an omission from, or breach of, any of the covenants, representations or warranties made by or on behalf of the Company in this Purchase Agreement, the Disclosure Schedule or any other Document Furnished in connection with or pursuant to this Purchase Agreement, but notification shall not excuse breaches of representations, warranties, covenants or agreements disclosed in the notification; and

           (c) promptly notify the Investors of any adverse change in the business, operations, financial condition, Assets or liabilities of the Company, including, without limitation, information (including, without limitation, copies of all Documents relating thereto) concerning all Claims instituted, threatened or asserted against or affecting the Company before or by any court or governmental authority.

     3.7. Amendments to the Company's Articles of Incorporation; Authorize and Effect Exchange and Redemption

           (a) The Company shall take all actions (corporate and otherwise) necessary to duly authorize, adopt and file with the Secretary of State of the State of California and otherwise make effective on the Closing Date the amended and restated articles of incorporation in the form attached hereto as Exhibit B
                                                                      ---------
providing for the retirement of the Series A Preferred Stock of the Company and setting forth the rights and preferences of the Company's capital stock, including the Series C Stock and Series D Convertible Participating Preferred Stock, par value $0.001 per share ("Series D Stock").

           (b) The Company shall take all actions (corporate and otherwise) necessary to authorize an exchange (the "SCO Exchange") of all securities of the Company held by The Santa Cruz Organization, Inc. ("SCO"), consisting of a Convertible Debenture having a principal amount of $995,529.50, a related Warrant to purchase 2,844,370 shares of Common Stock and shares of Series A Preferred Stock convertible into 2,873,100 shares of Common Stock (the "SCO Investment"), for an aggregate of 5,717,470 shares of Series D Stock.

           (c) The Company shall take all actions (corporate and otherwise) necessary to authorize the Redemption on or prior to the Closing Date, including, but not limited to, obtaining the consent of the holders of the Series A Stock to the redemption of shares of Common Stock.

           (d) Concurrently with the Closing, the Company shall consummate the SCO Exchange and as soon as practicable thereafter, the Company shall consummate the Redemption on the terms and conditions set forth on Exhibit D.
                                                        ---------

     3.8.  News Releases

           Neither the Company nor the Investors shall issue or approve any news release or other public announcement concerning the transactions contemplated by this Purchase Agreement without the prior approval of the Company and the Investor Representative (which approval in each case shall not be unreasonably withheld), except as required by law or contract.

     3.9.  No Inconsistent Negotiations

           Until the Closing Date or earlier if this Agreement is terminated pursuant to Section 10, the Company shall not, nor shall it permit or authorize any director, officer, employee, or other agent of the Company or any of its shareholders, directly or indirectly, to

           (i) take any action to solicit, initiate or encourage the submission of a Proposal, or

           (ii) participate in any negotiations regarding, or furnish to any other person, entity or group any non-public information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate, or encourage, any effort or attempt by any other person, entity or group to take any action to solicit, initiate or encourage the submission of a Proposal.

     3.10. Final 1998 Audit

           The Company shall cause Ernst & Young, its independent public accountants, to complete an audit of the Company's financial statements at and for the year ended December 31, 1998 (the "1998 Audit") as promptly as practicable following the Closing (but in no event later than May 15, 1999), and shall cooperate with such firm in all respects in the course of the audit.

4.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY

           Except as specifically set forth in the Disclosure Schedule (with a disclosure with respect to a Section of this Agreement to include a specific reference in the Disclosure Schedule to the Section of this Agreement to which each such disclosure applies), the Company represents and warrants (which representation and warranty shall be deemed to include the disclosure with respect thereto so specified in the Disclosure Schedule) to the Investors as follows:


     4.1.  Organization and Standing

           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and corporate authority to own, operate and lease its Assets, to carry on its business as currently conducted and to carry out the transactions contemplated hereby. The Company has made available to the Investor Representative complete and correct copies of the articles of incorporation and by-laws of the Company, with all amendments thereto, as in effect on the date of this Purchase Agreement. The Company is qualified to conduct business as a foreign corporation in each jurisdiction in which the nature of the business conducted by the Company makes such qualification necessary other than those in which the failure to so qualify would not have a Material Adverse Effect.

     4.2.  Capital Structure of the Company

           The Disclosure Schedule sets forth the authorized capital stock of the Company. All shares of capital stock of the Company have been duly authorized and validly issued and are outstanding, fully paid and nonassessable. Except as set forth on the Disclosure Schedule, no shares of capital stock of the Company have been reserved for any purpose. Except as set forth on the Disclosure Schedule, there are no outstanding securities convertible into or exchangeable for the capital stock of the Company, or warrants to purchase or to subscribe for any shares of such stock or other securities of the Company. There are no outstanding Agreements affecting or relating to the voting, issuance, purchase, redemption, repurchase, transfer or registration for sale under the Securities Act of any securities of the Company, except as contemplated hereunder or described in the Disclosure Schedule. Except as set forth on the Disclosure Schedule, the

Company has no Subsidiaries and no equity investment or other interest in, nor has the Company made any advances or loans to any corporation, limited liability company, association, partnership, joint venture or other entity.

     4.3.  Financial Statements

           (a) The Company has prepared and Furnished to the Investors the audited consolidated balance sheets of the Company as of the end of the fiscal years ending December 31, 1995, 1996 and 1997, and the audited consolidated statements of income, stockholders' equity and changes in financial position for such periods (the "Audited Financial Statements"). The Company has Furnished to the Investor the unaudited balance sheets of the Company for the nine months ended September 30, 1998, and the unaudited statements of income, stockholders' equity and cash flow for such period. The Company has also prepared and furnished to the Investors the unaudited projected balance sheet of the Company as of December 31, 1998 and the unaudited projected consolidated statements of income, stockholders' equity and changes in financial positions for the year then ended (the "1998 Unaudited Projected Financial Statements"). (The September 30, 1998 unaudited financial statements, the 1998 Unaudited Projected Financial Statements and the Audited Financial Statements are herein referred to collectively as the "Financial Statements"). All of the Financial Statements, including, without limitation, the notes thereto, referred to in this Section:
(i) are in accordance with the books and records of the Company, (ii) present fairly in all material respects the financial position of the Company as of the respective dates and the results of operations and changes in financial position for the respective periods indicated (subject, in the case of unaudited financial statements, to normal year-end adjustments), and (iii) have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior accounting periods, except as may be otherwise indicated in such Financial Statements or the Notes thereto and except that unaudited financial statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements set forth all changes in accounting methods (for financial accounting purposes) at any time made, agreed to, requested or required with respect to the Company. Except for
(i) possible adjustments or variances related to the Company's May 15, 1998 sale of assets to Savoir Technology Group, Inc. and (ii) adjustments or variances which do not individually exceed $250,000, there will be no material adjustments required to the 1998 Unaudited Projected Financial Statements or material variances therefrom resulting from the 1998 Audit in order for such financial statements to be presented as final 1998 audited financial statements.

           (b) The financial forecasts of the Company for the fiscal years 1998-2001 Furnished to the Investor were carefully prepared by the Company in good faith on the basis of the assumptions stated therein, and the Company has no reason to believe that the assumptions or the financial forecasts themselves are not reasonable; provided, however, that the Company makes no representation or warranty that the results projected in the financial forecasts will actually be achieved.

     4.4   No Liabilities

           Except as reflected in the Financial Statements as of December 31, 1998, there existed no liabilities (whether contingent or absolute, matured or unmatured, known or unknown) of the Company other than (i) incurred in the Ordinary Course of Business and in amounts that are not individually material to the Company, and (ii) for taxes, assessments and other governmental charges, if such taxes, assessments and other charges (x) are not yet due and payable, or
(y) are due and payable but can be paid hereafter without penalty or interest and for which a proper accrual relating thereto is reflected in the Financial Statements and which will be paid before penalty or interest begins to accrue thereon. Except as described in the Disclosure Schedule, since December 31, 1998, the Company has not incurred any liabilities (whether contingent or absolute, matured or unmatured, known or unknown) other than in the Ordinary Course of Business and in amounts that are not material to the Company.

     4.5.  Taxes

           (a) The Company has (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will have prior to the Closing Date) duly filed all Tax Returns required to be filed on or before the Closing Date with respect to all applicable Taxes. No penalties or other charges are or will become due with respect to any such Tax Returns as the result of the late filing thereof. All of the Tax Returns are (or, in the case of returns becoming due after the date hereof and on or before the Closing Date, will be) true and complete in all respects. The Company: (i) has paid all Taxes due or claimed to be due by any taxing authority in connection with any such Tax Returns; or (ii) has established (or, in the case of amounts becoming due after the date hereof, prior to the Closing Date will have paid or established) in the Financial Statements provided to the Investor Representative adequate reserves (in conformity with generally accepted accounting principles consistently applied) for the payment of such Taxes. The amounts set up as reserves for Taxes on the Financial Statements are sufficient for the payment of all unpaid Taxes as of the dates thereof, whether or not such Taxes are disputed or are yet due and payable, for or with respect to the period, and for which the Company may be liable in its own right or as a transferee of the Assets of, or successor to, any corporation, person, association, partnership, joint venture or other entity.

           (b) The Company, either individually or in its own right or as a transferee, does not have and on the Closing Date will not have any liability for Taxes payable for or with respect to any periods prior to and including the Closing Date in excess of the amounts actually paid prior to the Closing Date or reserved for in the Financial Statements (other than Taxes accruing after December 31, 1998 in the Ordinary Course of Business which are not payable on or prior to the Closing Date).

           (c) Except as set forth in the Disclosure Schedule, there is no action, suit, proceeding, audit, investigation or claim pending or, to the Knowledge of the Company, threatened in respect of any Taxes for which the Company is or may become liable, nor has any deficiency or claim for any such Taxes been proposed, asserted or, to the Knowledge of the Company, threatened. The Company has not consented to any waivers or extensions of any statute of limitations with respect to the collection or assessment of any Taxes against the Company. There is no Agreement, waiver or consent providing for an extension of time with respect to the assessment or collection of any Taxes against the Company and no power of attorney granted by the Company with respect to any tax matters is currently in force.

           (d) The Company has Furnished or otherwise made available to the Investor Representative true and complete copies of all Tax Returns and all written communications relating to any such Tax Returns or to any deficiency or claim proposed and/or asserted, irrespective of the outcome of such matter, but only to the extent such items relate to tax years (i) which are subject to an audit, investigation, examination or other proceeding, or (ii) with respect to which the statute of limitations has not expired.

           (e) The Disclosure Schedule sets forth (i) all material federal tax elections that currently are in effect with respect to the Company, and (ii) all material elections for purposes of foreign, state or local Taxes and all material consents or Agreements for purposes of federal, foreign, state or local Taxes in each case that reasonably could be expected to affect or be binding upon the Company or its Assets or operations after Closing. The Disclosure Schedule sets forth all material changes in accounting methods for Tax purposes at any time made, agreed to, requested or required with respect to the Company.

           (f) Except as set forth on the Disclosure Schedule, the Company has not: (i) been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes; (ii) executed or filed with the Internal Revenue Service any consent to have the provisions of Section 341(f) of the Code apply to it; (iii) been subject to Section 999 of the Code;
(iv) been a passive foreign investment company as defined in Section 1296(a) of the Code; or (v) been a party to any Agreement relating to the sharing, allocation or payment of, or indemnity for, Taxes.

     4.6.  Conduct of Business; Absence of Material Adverse Change

           Except as otherwise contemplated by the terms of this Purchase Agreement or as set forth in the Disclosure Schedule, since December 31, 1998 there has been no material adverse change in the business, operations, prospects, financial condition, Assets or liabilities of the Company. Except as set forth in the Disclosure Schedule or as contemplated hereunder, since December 31, 1998, the Company has conducted business substantially in the manner heretofore conducted and only in the Ordinary Course of Business, and the Company has not:

           (a) incurred any loss materially and adversely affecting any of its Assets as the result of any fire, explosion, flood, windstorm, earthquake, labor trouble, riot, accident, act of God or public enemy or armed forces, or other casualty;

           (b) issued any capital stock (other than capital stock issued upon exercise of outstanding options) or member interests, bonds or other corporate securities or debt instruments, granted any options, warrants or other rights calling for the issuance thereof, or borrowed any funds (other than borrowings in the Ordinary Course of Business in amounts, individually or in the aggregate, that do not exceed $50,000);

           (c) incurred, or become subject to, any material obligation or liability (absolute or contingent, matured or unmatured, known or unknown), except current liabilities incurred in the Ordinary Course of Business and liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent;

           (d) discharged or satisfied any Encumbrance or paid any obligation or liability (absolute or contingent, matured or unmatured, known or unknown) other than current liabilities shown in the Financial Statements and current liabilities incurred since December 31, 1998 in the Ordinary Course of Business;

           (e) except for dividends payable to holders of the Company's Series A Preferred Stock or the Redemption contemplated by Section 3.7 of this Agreement, declared or made payment of, or set aside for payment, any dividends or distributions of any Assets, or purchased, redeemed or otherwise acquired any of its capital stock, any securities convertible into capital stock, or any other securities;

           (f) mortgaged, pledged or subjected to any Encumbrance any Material Assets, except for (i) liens reflected in the Financial Statements of the Company or on the Disclosure Schedule, (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of, or impair the use of, such property by the Company in the operation of their respective businesses, and (iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent;

           (g) sold, exchanged, transferred or otherwise disposed of any Material Assets, or canceled any debts or claims, except in each case in the Ordinary Course of Business;

           (h) written down the value of any Material Assets or written off as uncollectible any notes or accounts receivable, except write-downs and write-offs in the Ordinary Course of Business or reflected in the Financial Statements, none of which, individually or in the aggregate, are material;

           (i) entered into any transactions other than in the Ordinary Course of Business;

           (j) increased the rate of compensation payable, or to become payable, by the Company to any of its officers, employees, agents or independent contractors over the rate being paid to them on December 31, 1998;

           (k) made or permitted any amendment or termination of any material Agreement to which it is a party;

           (l) through negotiation or otherwise made any commitment or incurred any liability to any labor organization;

           (m) made any accrual or arrangement for or payment of bonuses or special compensation of any kind to any director, officer or employee;

           (n) directly or indirectly paid any severance or termination pay to any officer or employee in excess of three months' salary;

           (o) made capital expenditures, or entered into commitments therefor, aggregating more than $50,000;

           (p) made any change in any method of accounting or accounting practice;

           (q) entered into any transaction of the type described in Section 4.18; or

           (r) made an Agreement to do any of the foregoing.

     4.7.  Title to Property and Assets

           The Company has good, valid and marketable title to all Material Assets owned by it, free and clear of all Encumbrances other than those referred to in the Financial Statements (or the notes thereto) and liens for taxes not yet due and payable. The Company does not own any real estate, and the Company is not a United States Real Property Holding Company as defined under Section 897 of the Code. All personal property material to the conduct of the Company's business is in good operating condition and repair (ordinary wear and tear and routinely scheduled maintenance excepted) and is suitable and adequate for the uses for which it is intended or is being used.

     4.8.  Insurance

           Other than as set forth in the Disclosure Schedule, the Company has insurance coverage under policies that (a) are with insurance companies reasonably believed by the Company to be financially sound and reputable; (b) are in full force and effect; (c) to the Company's Knowledge, are sufficient for compliance by the Company with all requirements of Law and of all Agreements to which the Company is a party; (d) to the Company's Knowledge, are valid and outstanding policies enforceable against the insurer; and (e) provide adequate insurance coverage for the Assets and business of the Company.

     4.9.  Intellectual Property

           (a) To the Company's Knowledge, the Company has sufficient title and ownership of all patents, patent applications, trademarks, trademark applications and registrations and registered copyrights owned or licensed by or registered in the name of the Company or used or to be used by the Company in its business as presently conducted or contemplated, and all other items of Intellectual Property that are material to the business or operations of the Company. The Disclosure Schedule lists those patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on the Disclosure Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction. All trade secrets, know-how, technical process and procedures developed and belonging to the Company which are material to the Company which have not been patented or registered have been kept confidential.

           (b) The Company is not making any unauthorized use of any Intellectual Property, confidential information or trade secrets of any Person and, to the Knowledge of the Company, no Person is making any unauthorized use of any Intellectual Property of the Company. The Company has the right to use all trade secrets, customer lists, processes, computer software, patents, copyrights and trademarks as currently used in its business.

     4.10. Debt Instruments

           The Disclosure Schedule lists all mortgages, indentures, notes, guarantees and other Agreements for or relating to borrowed money (including, without limitation, conditional sales agreements and capital leases) involving payments by the Company aggregating in excess of $ 100,000 per year to which the Company is a party or which have been assumed by the Company or to which any Material Assets are subject. The Company has performed all the material obligations it is required to perform to date and is not in material default under any of the foregoing, and, to the Knowledge of the Company, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material default.

     4.11. Leases

           The Disclosure Schedule lists all leases and other Agreements under which the Company is a lessee or lessor of any Material Asset (including Real Property), or holds, manages or operates any Material Asset owned by any third party, or under which any Material Asset owned by the Company is held, operated or managed by a third party. Except as described in the Disclosure Schedule, the Company is the owner and holder of all the leasehold estates purported to be granted by the leases or other Agreements listed in the Disclosure Schedule. Each such lease and other Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against, the Company and, to the Company's Knowledge, the other parties thereto (except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally), and grants the leasehold estate it purports to grant free and clear of all Encumbrances. All necessary governmental approvals with respect thereto have been obtained and all necessary filings or registrations therefor (the lack of which would materially and adversely affect the Company) have been made, in each case to the extent that the Company is responsible therefor, and there are no outstanding disputes thereunder and, to the Knowledge of the Company, there have been no threatened cancellations thereof. The Company has in all respects performed all material obligations thereunder it is required to perform to date. Neither the Company nor, to the Knowledge of the Company, any other party is in material default in any respect under any of the foregoing, and, to the Knowledge of the Company, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material default.

     4.12.  Other Agreements

            (a) The Disclosure Schedule lists all material Agreements to which the Company is a party or by which the Company is bound at the date hereof. Each such material Agreement is in full force and effect and constitutes a legal, valid and binding obligation of, and is legally enforceable against the Company and, to the Company's Knowledge, the other parties thereto (except as enforceability may be limited or affected by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws and equitable principles now or hereafter in effect and affecting the rights and remedies of creditors generally). All necessary governmental approvals with respect thereto have been obtained and all necessary filings or registrations therefor (the lack of which would materially and adversely affect the Company) have been made, in each case to the extent that the Company is responsible therefor, and there are no outstanding disputes thereunder and, to the Knowledge of the Company, there have been no threatened cancellations thereof. The Company has performed all the material obligations thereunder required to be performed to date. Neither the Company nor, to the Knowledge of the Company, any other party is in material default in any respect under any of the Agreements listed in the Disclosure Schedule, and, to the Knowledge of the Company, there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute such a material default.

            (b) Except as listed in the Disclosure Schedule (and without limiting the foregoing), the Company is not a party to any oral or written:

                (i) Agreement for the employment of any officer, employee, consultant or independent contractor which provides for annual compensation in excess of $100,000;

                (ii) license agreement or distributor, dealer, manufacturer's representative, sales agency, advertising, property management or brokerage agreement involving payments of more than $50,000;

                (iii) Agreement with any labor organization or other collective bargaining unit;

                (iv) Agreement for the future purchase of materials, supplies, services, merchandise or equipment involving payments of more than $50,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party);

               (v) Agreement for the purchase, sale or lease of any real estate or other Assets involving payments of more than $50,000 over its remaining term (including, without limitation, periods covered by any option to renew by either party);

               (vi) profit-sharing, bonus, incentive compensation, deferred compensation, stock option, severance pay, stock purchase, employee benefit, insurance, hospitalization, pension, retirement or other similar plan or Agreement;

               (vii) Agreement for the sale of any of its Material Assets or the grant of any preferential rights to purchase any of its Material Assets or rights, other than in the Ordinary Course of Business;

               (viii) joint venture agreement or other Agreement involving the sharing of profits;

               (ix) outstanding loan of more than $50,000 to any person or entity or receivable due from any shareholder of the Company or persons or entities controlling, controlled by or under common control with the Company; or

               (x) Agreements not to compete and exclusivity Agreements that reasonably could be interpreted to impose any restriction on any business operations of the Company.

     4.13. Books and Records

           The books of account, stock records, minute books and other records of the Company are true and accurate and have been maintained in accordance with good business practices.

     4.14. Litigation; Disputes

           (a) Except as described in the Disclosure Schedule, there are no material actions, suits, claims, arbitrations, proceedings or known investigations pending or, to the Knowledge of the Company, threatened or reasonably anticipated against, affecting or involving the Company, or its business or Assets, or the transactions contemplated by this Purchase Agreement before or by any court, arbitrator or governmental authority, domestic or foreign. The Company is not operating under, subject to or in default with respect to any order, award, writ, injunction, decree or judgment of any court, arbitrator or governmental authority. The Company has Furnished to the Investor Representative copies of all pleadings filed with respect to any material litigation in which the Company is engaged.

           (b) Except as set forth on the Disclosure Schedule, the Company is not currently involved in or, to the knowledge of the Company, reasonably anticipates any material dispute with any of its current or former employees, agents, brokers, distributors, vendors, customers, business consultants, franchisees, franchisers, representatives or independent contractors (or any current or former employees of any of the foregoing persons or entities) which may materially affect the business or Assets of the Company.

     4.15.  Labor Relations

            There are no strikes, work stoppages, grievance proceedings, union organization efforts or other controversies pending or, to the Knowledge of the Company, threatened or reasonably anticipated between the Company and (a) any current or former employees of the Company, or (b) any union or other collective bargaining unit representing the employees. The Company is in compliance in all material respects with all Laws relating to employment or the workplace, including, without limitation, provisions relating to wages, hours, collective bargaining, safety and health, work authorization, equal employment opportunity, immigration, withholding, unemployment compensation, worker's compensation, employee privacy and right to know. Except as set forth on the Disclosure Schedule, there are no collective bargaining agreements, employment agreements between the Company and any of its employees, or professional service agreements not terminable at will relating to the businesses and Assets of the Company. The consummation of the transactions contemplated hereby will not cause the Company or the Investor to incur or suffer any liability relating to, or obligation to pay, severance, termination or other payments to any person or entity.

     4.16.  Pension and Benefit Plans

            The Company (a) does not maintain or never has maintained any Plan or Other Arrangement, (b) is not or ever has been a party to any Plan or Other Arrangement and (c) has no obligations under any Plan or Other Arrangement.

     4.17.  Environmental

            (a) The Company has complied and is in compliance in all material respects with, and the facilities occupied by the Company and all improvements thereon are in compliance in all material respects with, all Environmental Laws relating to or affecting the Company.

            (b) The Company has no liability under any Environmental Law and it is not responsible for any liability of any other person under any Environmental Law. There are no pending or, to the Knowledge of the Company, threatened actions, suits, orders, claims, legal proceedings or other proceedings based on, nor has the Company or any officer or director, directly or indirectly received any formal or informal notice of any complaint, order, directive, citation, notice of responsibility, notice of potential responsibility, or information request from any governmental authority or any other person or entity or knows or suspects any fact(s) which might reasonably form the basis for any such actions or notices arising out of or attributable to: (i) the current or past presence, Release, or threatened Release of Hazardous Materials at or from any part of the Real Property; (ii) the off-site disposal or treatment of Hazardous Materials originating on or from the Real Property or the businesses or Assets of the Company; or (iii) any violation of Environmental Laws at any part of the Real Property or arising from the Company's activities (or the activities of such Person's predecessors in title) involving Hazardous Materials.


     4.18.  Transactions with Related Parties

            Except as set forth on the Disclosure Schedule, neither any present or former officer, director or shareholder of the Company, nor any Affiliates of the officers, directors or shareholders, are currently a party to any transaction with the Company of more than $50,000, including, without limitation, any Agreement providing for the employment of, furnishing of services by, rental of Assets from or to, or otherwise requiring payments to, any of the officers, directors, shareholders or Affiliates.

     4.19.  Restrictions and Consents

            Except as set forth on the Disclosure Schedule, there are no Agreements, Laws or other restrictions of any kind to which the Company is a party or to which the Company's Assets are subject that would prevent or restrict the execution, delivery or performance of this Purchase Agreement or prohibit or limit the continued operation of the business of the Company after the date hereof on substantially the same basis as heretofore operated, as a result of the execution, delivery or performance of this Purchase Agreement. The Disclosure Schedule lists all Agreements and Laws that require the consent or acquiescence of any person or entity not party to this Purchase Agreement with respect to any aspect of the execution, delivery or performance of this Purchase Agreement by the Company.

     4.20.  Authorization; No Conflict

            The execution, delivery and performance by the Company of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by the Company of the transactions contemplated hereby and thereby, do not and will not in any material respect: (a) conflict with, or violate any provision of, any Law having applicability to the Company or any of its Assets, or any provision of the articles of incorporation or bylaws of the Company (b) conflict with, or result in any breach of, or constitute a default under any Agreement to which the Company is a party or by which the Company or any of its Assets may be bound; or (c) result in or require the creation or imposition of or result in the acceleration of any indebtedness, or of any Encumbrance of any nature upon, or with respect to any of the Material Assets of the Company.

     4.21.  Absence of Violation

            The Company is not in material violation of or material default under, nor has the Company breached, any term or provision of its articles of incorporation or bylaws or any material Agreement or restriction to which the Company is a party or by which the Company is bound or any of its Assets are bound or affected. Neither the Company, nor to the Company's Knowledge, any of its officers, directors, employees or agents (or shareholders, distributors, representatives or other persons acting on the express, implied or apparent authority of such entity) have paid, given or received or have offered or promised to pay, give or receive, any bribe or other unlawful, questionable payment of money or other thing of value, any extraordinary discount, or any other unlawful or unusual inducement, to or from any person, business association or governmental official or entity in the United States or elsewhere in connection with or in furtherance of the business of the Company (including, without limitation, any offer, payment or promise to pay money or other thing of value (a) to any foreign official or political party (or official thereof) for the purposes of influencing any act, decision or omission in order to assist the Company in obtaining business for or with, or directing business to, any person, or (b) to any person, while knowing that all or a portion of such money or other thing of value will be offered, given or promised to any such official or party for such purposes. The business of the Company is not in any manner dependent upon the making or receipt of such payments, discounts or other inducements.

     4.22.  Compliance with Law; Approvals

            Except as set forth in the Disclosure Schedule:

            (a) The operations of the Company have been conducted, in all material respects, in compliance with all Laws and regulations applicable to the Company's business.

            (b) The Company has not received notice of any violation (or of any investigation, inspection, audit, or other proceeding by any governmental authority involving allegations of any violation) of any Law, or is in material default with respect to any Law, and to the Knowledge of the Company, no investigation, inspection, audit, or other proceeding by any governmental authority involving allegations of violation of any Law is threatened or contemplated;

            (c) The Company has all licenses, franchises, permits, authorizations or approvals from all governmental authorities ("Approvals") required for the conduct of the business of the Company and the occupancy and operation, for its present uses, of the real and personal property which the Company owns or leases, except where the failure to have such Approvals would not, individually or in the aggregate, have a Material Adverse Effect, and the Company is not in violation of any such Approval or any terms or conditions thereof.

            (d) All such Approvals are in full force and effect, have been issued to and fully paid for by the holder thereof and, to the Knowledge of the Company, no suspension or cancellation there of has been threatened; and

            (e) No such Approvals will in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Purchase Agreement or any of the other agreements contemplated hereunder or executed herewith.

     4.23.  Copies of Documents

            True and complete copies of all Documents listed in the Disclosure Schedule have been Furnished to the Investor Representative.


     4.24.  Binding Obligation

            This Purchase Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent indemnification provisions may be limited by applicable federal or state securities laws; and each Document to be executed by the Company pursuant hereto, when executed and delivered in accordance with the provisions thereof, shall be a valid and binding obligation of the Company, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting creditors' rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, and (iii) to the extent indemnification provisions may be limited by applicable federal or state securities laws.

     4.25.  Disclosure

            To the Company's Knowledge, no representation or warranty by the Company in this Purchase Agreement, and no Document Furnished to the Investor pursuant to this Purchase Agreement, contains or will contain any untrue or misleading statement or omits or will omit any fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not misleading. The Company has provided all information that the Investor Representative has requested in connection with the Investors' purchase of the Series C Stock.

     4.26.  Use of Proceeds

            No more than $10 million of the total investment being made by the Investors shall be used for the Redemption, and any proceeds not used for the Redemption, net of issuance costs, shall be used for the Company's working capital.

5.   REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

            Each Investor hereby represents and warrants, severally and not jointly, to the Company as follows:

     5.1.   Organization and Standing

            The Investor is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Delaware or California and each has the full and unrestricted power and authority to enter into this Purchase Agreement and to carry out the transactions contemplated hereby.

     5.2.   Authorization

            The execution, delivery and performance by that Investor of this Purchase Agreement and all other Documents contemplated hereby, the fulfillment of and the compliance with the respective terms and provisions hereof and thereof, and the consummation by the Investor of the transactions contemplated hereby and thereby have been duly authorized, and will not: (a) conflict with, or violate any term or provision of the Investor's certificate or agreement of limited partnership or (b) conflict with, or result in any breach of, or constitute a default under, any Agreement to which the Investor is a party or by which such Investor is bound. No other action is necessary for the Investor to enter into this Purchase Agreement and all other Documents contemplated hereby and to consummate the transactions contemplated hereby and thereby.

     5.3.   Binding Obligation

            This Purchase Agreement constitutes a valid and binding obligation of the Investor, enforceable in accordance with its terms. Each Document to be executed by the Investor pursuant hereto, when executed and delivered in accordance with the provisions hereof, shall be a valid and binding obligation of the Investor, enforceable in accordance with its terms.

     5.4.   No Registration Under the Securities Act

            The Investor understands that the Series C Stock to be purchased by it at Closing pursuant to the terms of this Purchase Agreement, and the Common Stock of the Company into which the Series C Stock is convertible, will not be registered under the Securities Act and will be issued in reliance upon exemptions contained in the Securities Act or interpretations thereof, and cannot be offered for sale, sold or otherwise transferred unless the Series C Stock being acquired hereunder or the Common Stock of the Company into which the Series C Stock is convertible subsequently is so registered or qualifies for exemption from registration under the Securities Act.

     5.5.   Acquisition for Investment

            The Series C Stock, and the Common Stock issuable upon conversion thereof, is being acquired under this Purchase Agreement by the Investor in good faith solely for its own account, for investment and not with a view toward distribution within the meaning of the

Securities Act. The Series C Stock will not be offered for sale, sold or otherwise transferred by the Investor without either registration or exemption from registration under the Securities Act.

     5.6.   Evaluation of Merits and Risks of Investment

            The Investor has knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Series C Stock being acquired hereunder. The Investor is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act. The Investor understands and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the Series C Stock for an indefinite period of time, inasmuch as the Series C Stock has not been registered under the Securities Act).

     5.7.   Additional Information

            The Investor acknowledges that it has been afforded the opportunity to ask questions and receive answers concerning the Company and to obtain additional information that it has requested to verify the accuracy of the information contained herein. Notwithstanding the foregoing, nothing contained herein shall operate to modify or limit in any respect the representations and warranties of the Company or to relieve it from any obligations to the Investors for breach thereof or the making of misleading statements or the omission of material facts in connection with the transactions contemplated herein.

6.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

            The obligations of the Company under this Purchase Agreement to issue and sell the Series C Stock on the Closing Date are subject to the fulfillment, at or prior to Closing, of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of the Company to issue and sell the Series C Stock at Closing, unless the failure is agreed to in writing by the Company:

     6.1.   Representations and Warranties

            The representations and warranties made by each Investor in this Purchase Agreement or in any Document Furnished by the Investor pursuant to this Purchase Agreement shall be true and complete in all material respects when made and on and as of the Closing Date as though the representations and warranties were made on and as of that date, except for any changes expressly permitted by this Purchase Agreement.

     6.2.   Performance

            Each Investor shall have performed and complied with all Agreements and covenants required by this Purchase Agreement to be performed or complied with by the Investor prior to the Closing Date.

     6.3.   Legal Proceedings

            No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which is reasonably expected to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement, other than an action or proceeding instituted or threatened by the Company.

     6.4.   Documents at Closing

            All other documents required hereunder to be furnished by each Investor to the Company prior to or at Closing shall have been so furnished.

     6.5.   Consents

            (a) The Investors shall have received all consents, authorizations and approvals of governmental and private parties which are required to be obtained in order to consummate the transactions contemplated hereby, and such consents, authorizations and approvals shall be in full force and effect on the Closing Date.

            (b) The Company shall have received all consents, authorizations and approvals of governmental and private parties which are required to be obtained in order to consummate the transactions contemplated hereby, and such consents, authorizations and approvals be in full force and effect on the Closing Date.

7.   CONDITIONS PRECEDENT TO OBLIGATIONS OF THE INVESTORS

            The obligations of the Investors under this Purchase Agreement to purchase the Series C Stock at Closing are subject to the fulfillment, at or prior to Closing, of each of the following conditions, and failure to satisfy any such condition shall excuse and discharge all obligations of the Investors to purchase the Series C Stock at Closing, unless the failure is agreed to in writing by the Investor Representative.

     7.1.   Representations and Warranties

            The representations and warranties made by the Company in this Purchase Agreement and the statements contained in the Disclosure Schedule and Exhibits attached hereto or in any Document Furnished by the Company pursuant to this Purchase Agreement shall be true and complete in all material respects when made and on and as of the Closing Date as though the representations and warranties were made on and as of that date, except for any changes disclosed to and approved by the Investor and as otherwise expressly permitted by this Purchase Agreement.

     7.2.   Performance

            The Company shall have performed and complied with all Agreements and covenants required by this Purchase Agreement to be performed or complied with prior to Closing.

     7.3.   Absence of Material Adverse Changes

            There shall have been no changes that have had or are reasonably likely to have a Material Adverse Effect since the date of this Purchase Agreement in the business, operations, prospects, financial condition, Assets or liabilities of the Company (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein by the Company), except changes contemplated by this Purchase Agreement.

     7.4.   Legal Proceedings

            No action or proceeding by or before any governmental authority shall have been instituted or threatened (and not subsequently settled, dismissed or otherwise terminated) which could reasonably be expected to have a Material Adverse Effect or to restrain, prohibit or invalidate the transactions contemplated by this Purchase Agreement other than an action or proceeding instituted or threatened by the Investors.

     7.5.   SCO Exchange

            Prior to or concurrently with Closing, the Company and SCO shall have completed the SCO Exchange on terms heretofore approved by the Investor Representative, and SCO shall have waived any preemptive rights, co-sale rights or rights of first refusal in connection with the transactions contemplated herein.

     7.6.   Certificates

            The Company shall have delivered to the Investor Representative a certificate, dated as of the Closing Date and executed by the President of the Company certifying to the fulfillment of the conditions specified in Sections
7.1 through 7.5.

     7.7.   Opinion of Counsel

            The Investor Representative shall have received an opinion of Brobeck, Phleger & Harrison LLP, counsel to the Company, dated as of the Closing Date, to the effect and in the form attached hereto as Exhibit E.
                                                       ---------

     7.8.   Shareholders' Agreement

            Prior to or concurrently with Closing, the Company, certain stockholders of the Company and the Investors shall execute and deliver a Shareholders' Agreement in the form attached hereto as Exhibit F.
                                                       ---------

     7.9.   Registration Rights Agreement

            Prior to or concurrently with Closing, the Company, SCO and the Investors shall execute and deliver a Registration Rights Agreement in the form attached hereto as Exhibit G.
                   ---------

     7.10.  Corporate Documents

            Concurrently with Closing, the Company shall have provided to the Investor Representative an incumbency certificate for the officers of the Company executing this Agreement and any other Documents pursuant hereto and a copy of each of the following: (a) the articles of incorporation of the Company as amended and restated pursuant to Section 3.7 and any other filings required to authorize the issuance of, and designate the terms of, the Series C Stock and Series D Stock, as certified by the California Secretary of State and by the secretary of the Company as being true and complete as of the Closing Date; (b) certificates certifying that the Company is in good standing (or its equivalent) in its state of incorporation and in any jurisdiction where it is qualified to do business and in which the Company maintains an office, in each case dated not more than ten days prior to the Closing Date; (c) the Company's By-laws certified by the secretary of the Company as being true and complete as of the Closing Date; and (d) a copy of the resolutions of the Company's Board of Directors and Shareholders certified by the secretary of the Company as of the Closing Date authorizing the execution, delivery and performance of this Purchase Agreement, the issuance of the Shares to the Investors pursuant hereto, the Redemption and the SCO Exchange.

     7.11.  Documents at Closing

            All documents required to be Furnished by the Company to the Investors prior to or at Closing shall have been so Furnished.

     7.12.  Consents

            (a) The Investors shall have received all consents, authorizations and approvals of governmental and private parties which are required to be obtained in order to consummate the transactions contemplated hereby, and such consents, authorizations and approvals shall be in full force and effect on the Closing Date.

            (b) The Company shall have received all consents, authorizations and approvals of governmental and private parties which are required to be obtained in order to consummate the transactions contemplated hereby, and such consents, authorizations and approvals be in full force and effect on the Closing Date.

     7.13   Composition of the Board of Directors


            The following individuals shall constitute the entire Board of Directors of the Company (effective as of the Closing): Andrew T. Sheehan, Robert Leff, Alok Mohan, Michael Silton and Peter Silton.


     7.14.  ABS Letter

            Prior to or concurrently with Closing, the Company shall have delivered to ABS a certificate substantially in the form of Exhibit H.
                                                            ---------


8.   CLOSING

            Subject to the terms and conditions of this Purchase Agreement, Closing shall take place at 11:00 a.m., Eastern Time no later than the date that is one business day following the date on which the conditions set forth in Sections 6 and 7 of this Agreement have been fulfilled at the offices of Hogan & Hartson L.L.P., Suite 1600, 111 South Calvert Street, Baltimore, Maryland 21202 or at such other time, date or place mutually agreeable to the Company and the Investor Representative.


9.   SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION REMEDIES


     9.1.   Survival of Representations

            All representations, warranties, covenants, and other Agreements made by any party to this Purchase Agreement herein or pursuant hereto shall also be deemed made on and as of the Closing Date as though such representations, warranties, covenants, indemnities and other Agreements were made on and as of such date, and all the representations, warranties, covenants, indemnities and other Agreements shall survive the Closing Date.


     9.2.   Agreement of the Company to Indemnify

            Subject to the conditions and provisions of this Section 9, the Company hereby agrees to indemnify, defend and hold harmless the Investor Indemnified Persons from and against and in any respect of all Claims asserted against, resulting to, imposed upon or incurred by the Investor Indemnified Persons (whether such Claims are by, against or relate to the Company or any other party, including a governmental entity), directly or indirectly, by reason of or resulting from any misrepresentation or breach of any representation or warranty, or noncompliance with any covenants, given or made by the Company in this Purchase Agreement or in the Disclosure Schedule or actions asserted or claims made by SCO relating to, arising from or connected with, the SCO Exchange or the transactions contemplated hereby, or by any shareholder of the Company relating to, arising from or connected with, the Redemption, regardless of whether the shareholder asserting the action or bringing the Claim participated or declined to participate in the Redemption, specifically including, but not limited to, Claims based on alleged misstatements or omissions from the offering memorandum provided to shareholders in connection with the Redemption, except to the extent the claimed misstatement or omission relates to information provided by any Investor specifically for inclusion in the offering memorandum.

           (b) Except with respect to Claims based upon fraud or intentional wrongdoing by the Company in connection with the representations, warranties or covenants of the Company contained in this Agreement or any of the transactions contemplated by this Agreement, or as otherwise provided in this Agreement, the Company shall not be required to provide any indemnification under the provisions of this Section 9 unless and until the aggregate losses of the Investor Indemnified Persons exceed $100,000, and then only to the extent that such losses exceed that amount.


     9.3.  Conditions of Indemnification

           The obligations and liabilities of the Company hereunder with respect to its indemnities pursuant to this Section 9, resulting from any Claim shall be subject to the following additional terms and conditions:

           (a) The indemnified party shall give prompt written notice to the indemnifying party of any Claim which is asserted against, resulting to, imposed upon or incurred by such indemnified party and which may give rise to liability of the indemnifying party pursuant to this Section 9, stating (to the extent known or reasonably anticipated) the nature and basis of such Claim and the amount thereof. The omission of the indemnified party so to notify the indemnifying party of any Claim shall not relieve the indemnifying party from any liability it may have hereunder except to the extent that (i) the liability was caused or increased by such omission, or (ii) the ability of the indemnifying party to reduce the liability was materially adversely affected by the omission. In addition, the omission of the indemnified party so to notify the indemnifying party of any such claim shall not relieve the indemnifying party from any liability it may have otherwise than hereunder. The indemnified party shall not settle or compromise any claim of a third party for which it is entitled to indemnification hereunder, without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld).

           (b) The indemnifying party may engage counsel with respect to any such Claim, the representation (including the compromise or settlement of any Claim) to be undertaken on behalf of the indemnified party, and the indemnified party shall have right to approve counsel (which approval shall not be unreasonably withheld). The indemnified party shall have the prior right to approve any compromise or settlement of any Claim by counsel engaged by the indemnifying party (which approval shall not be unreasonably withheld). In the event the indemnifying party elects not to undertake the defense of the Claim by its own counsel, or in the event that the indemnified party believes that representation by counsel designated by the indemnifying party would be inappropriate due to actual or potential conflicts of interest, the indemnified party (together with other indemnified parties) will undertake the defense thereof by a single counsel designated by it, at the reasonable cost and expense of the indemnifying party.


     9.4.  Specific Performance

           In addition to any other remedies which the Investors may have at law or in equity, the Company hereby acknowledges that the Series C Stock and the Company are unique, and that the harm to the Investors resulting from breaches by the Company of its obligations cannot be adequately compensated by damages. Accordingly, the Company agrees that the Investors shall have the right to have all obligations, undertakings, Agreements, covenants and other provisions of this Purchase Agreement specifically performed by the Company and that the Investors shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States of America or of any state or other political subdivision thereof.


     9.5.  Remedies Cumulative

           The remedies provided herein shall be cumulative and shall not preclude the assertion by the Company or the Investors of any other rights or the seeking of any other remedies against the other, or their respective successors or assigns.


10.  TERMINATION


     10.1. Termination

           This Purchase Agreement may be terminated at any time before the Closing Date under any one or more of the following circumstances:

           (a) by the mutual consent of the Company and the Investor Representative;

           (b) by the Investor Representative, by written notice of termination delivered to the Company, if any of the conditions set forth in Section 7 have not been fulfilled by March 31, 1999, provided, that (i) no Investor contributed to the Company's failure to fulfill the conditions set forth in Section 7 and
(ii) the failure to fulfill the conditions is not the result solely of the necessity of obtaining government approvals or satisfying governmental requirements;

           (c) by the Company by written notice of termination delivered to the Investor Representative, if any of the conditions set forth in Section 6 have not been fulfilled by March 31, 1999, provided that (i) the Company did not contribute to any Investor's failure to fulfill the conditions set forth in
Section 6 and (ii) the failure to fulfill the conditions is not the result solely of the necessity of obtaining government approvals or satisfying governmental requirements; or

           (d) by either the Company or the Investor Representative, by written notice of termination to the other parties hereto, if Closing has not occurred by March 31, 1999, provided that the failure to close is not the result of a breach of this Agreement by the terminating party.

     10.2. Effect of Termination


           Except as provided below, in the event this Purchase Agreement is terminated as provided in Section 10.1, this Purchase Agreement shall forthwith become wholly void and of no effect, and the parties shall be released from all future obligations hereunder; provided, however, that the obligations of the
                              --------- -------
Company and the Investors as to confidentiality provided in Section 3.3, the obligations of the Company under Section 9 and the provisions of Section 11.3 relating to the payment of expenses, shall not be extinguished but shall survive such termination. The parties hereto shall have any and all remedies to enforce such obligations provided at law or in equity (including, without limitation, specific performance).


11.  MISCELLANEOUS


     11.1. Additional Actions and Documents

           After Closing, each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed such further Documents, and will obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Purchase Agreement.


     11.2. No Brokers

           Each of the parties hereto represents and warrants to the other parties (and to each of them) that such party has not engaged any broker, finder or agent in connection with the transactions contemplated by this Purchase Agreement and has not incurred (and will not incur) any unpaid liability to any broker, finder or agent for any brokerage fees, finders' fees or commissions, with respect to the transactions contemplated by this Purchase Agreement. Each party agrees to indemnify, defend and hold harmless each of the other parties from and against any and all claims asserted against such parties for any such fees or commissions by any persons purporting to act or to have acted for or on behalf of the indemnifying party.


     11.3. Expenses

           The Company also agrees to pay all reasonable out-of-pocket expenses of the Investors incurred in connection with the transactions contemplated hereby, including the reasonable legal fees and expenses of Hogan & Hartson L.L.P., up to an aggregate of $100,000.


     11.4. Assignment

           Each Investor shall have the right to assign its rights and obligations under this Purchase Agreement, in whole or in part, to any Affiliate of an Investor or to designate any of its Affiliates (to the extent permitted by Law) to receive directly the Series C Stock to be purchased hereunder or to exercise any of the rights of such Investor, or to perform its obligations. The

Company shall not assign its rights and obligations under this Purchase Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of the Investor Representative, and any such assignment contrary to the terms hereof shall be null and void and of no force and effect. In no event shall the assignment by the Company or any Investor of its rights or obligations under this Purchase Agreement, whether before or after the Closing, release the Company or the Investor from their respective liabilities and obligations hereunder.


     11.5.  Entire Agreement; Amendment

            This Purchase Agreement, including the Disclosure Schedule, the Exhibits and other Documents referred to herein or Furnished pursuant hereto, constitutes the entire Agreement among the parties hereto with respect to the transactions contemplated herein, and it supersedes all prior oral or written Agreements, commitments or understandings with respect to the matters provided for herein. No amendment or modification of this Purchase Agreement shall be valid or binding unless set forth in writing and duly executed and delivered by the Company and the Investor Representative.


     11.6.  Waiver

            No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Purchase Agreement or under any other Documents Furnished in connection with or pursuant to this Purchase Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein, provided that the signature of the Investor Representative shall be sufficient to effect a waiver on behalf of all Investors.


     11.7.  Severability

            If any part of any provision of this Purchase Agreement or any other Agreement or document given pursuant to or in connection with this Purchase Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Purchase Agreement.


     11.8.  Governing Law

            This Purchase Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of California (excluding the choice of law rules thereof).

     11.9.  Notices

            All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Purchase Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

            (i)     If to ABS:

                    ABS Capital Partners III, L.P.
                    101 California Street
                    San Francisco, California 94111
                    Attention:  Andrew T. Sheehan

                    If to H&Q Rainmaker Investors, L.P.:

                    H&Q Rainmaker Investors, L.P.
                    One Bush Street
                    San Francisco, California 94104
                    Attention:  Christopher McKay


                    If to Hambrecht & Quist California:

                    H&Q Rainmaker Investors, L.P.
                    One Bush Street
                    San Francisco, California 94104
                    Attention:  Lisa Lewis
                                ----------


                    If to Hambrecht & Quist Employee Venture Fund, L.P. II:

                    H&Q Rainmaker Investors, L.P.
                    One Bush Street
                    San Francisco, California 94104
                    Attention:  Charles Walker
                                --------------


            in each case with a copy (which shall not constitute notice) to:

                    Hogan & Hartson L.L.P.
                    111 South Calvert Street, Suite 1600
                    Baltimore, Maryland 21202
                    Attention:  Michael J. Silver

            (ii)    If to the Company


                    Rainmaker Systems, Inc.
                    1800 Green Hills Road, 2nd Floor
                    Scotts Valley, California 95066
                    Attention:  Michael Silton

            with a copy (which shall not constitute notice) to:

                    Brobeck, Phleger & Harrison LLP
                    38 Technology Drive
                    Irvine, California 92618
                    Attention:  Bruce Hallett

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback or confirmation being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.


     11.10.  Headings

             Section headings contained in this Purchase Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Purchase Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.


     11.11.  Execution in Counterparts

             To facilitate execution, this Purchase Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each party, or that the signatures of all persons required to bind any party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each party, or that the signatures of the persons required to bind any party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single Agreement. It shall not be necessary in making proof of this Purchase Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.


     11.12.  Limitation on Benefits

             The covenants, undertakings and agreements set forth in this Purchase Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and permitted assigns (including specifically, without limitation, any third party transferees acquiring Series C Stock purchased by the Investors pursuant hereto).


     11.13.  Binding Effect

             Subject to any provisions hereof restricting assignment, this Purchase Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, heirs, executors, administrators, legal representatives and assigns.

               IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.


                                   RAINMAKER SYSTEMS, INC.


                                   By: /s/ Michael Silton
                                      ----------------------------------
                                       Name Michael Silton
                                       Title: President and Chief Executive
                                              Officer


                                   ABS CAPITAL PARTNERS III, L.P.

                                   By: ABS Partners III, LLC
                                       Its General Partner


                                   By:__________________________________
                                       Name:  Andrew T. Sheehan
                                       Title:  Managing Member

            IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove set forth.

                                   RAINMAKER SYSTEMS, INC.



                                   By:_____________________________________
                                      Name Michael Silton
                                        Title: President and Chief Executive
                                               Officer




                                   ABS CAPITAL PARTNERS III, L.P.

                                   By: ABS Partners III, LLC
                                       its General Partner



                                   By: /s/ Andrew T. Sheehan
                                       ------------------------------------
                                       Name:  Andrew T. Sheehan
                                       Title:  Managing Member

                                        H&Q RAINMAKER INVESTORS, L.P.


                                        By: /s/ Christopher McKay
                                           --------------------------------
                                           Name: Christopher McKay


                                        HAMBRECHT & QUIST CALIFORNIA



                                        By: /s/ Steven N. Machtinger
                                            -------------------------------
                                                Steven N. Machtinger
                                                General Counsel, Secretary


                                        HAMBRECHT & QUIST EMPLOYEE
                                        VENTURE FUND, L.P. II

                                        By: H&Q Venture Management, L.L.C.
                                            Its General Partner


                                        By: /s/ [SIGNATURE ILLEGIBLE]^^
                                            -------------------------------
                                            Name:

                                   EXHIBIT A
                          TO STOCK PURCHASE AGREEMENT
                          DATED AS OF JANUARY 29, 1999
                          ----------------------------


                                  DEFINITIONS

          "1998 Audit" has the meaning set forth in Section 3.10.

          "ABS" means ABS Capital Partners III, L.P., a Delaware limited partnership.

          "Affiliate" means: (a) with respect to a person, any member of such person's family; (b) with respect to an entity, any officer, director, shareholder, partner or investor of or in such entity or of or in any Affiliate of such entity; and (c) with respect to a person or entity, any person or entity which directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with such person or entity.

          "Agreement" means any concurrence of understanding and intention between two or more persons (or entities) with respect to their relative rights and/or obligations or with respect to a thing done or to be done (whether or not conditional, executory, express, implied, in writing or meeting the requirements of contract), including, without limitation, contracts, leases, promissory notes, covenants, easements, rights of way, covenants, commitments, arrangements and understandings.

          "Assets" means assets of every kind and everything that is or may be available for the payment of liabilities (whether inchoate, tangible or intangible), including, without limitation, real and personal property.

          "Claims" means all demands, claims, actions or causes of action, assessments, losses, damages (including, without limitation, diminution in value and excluding any amounts received under any insurance policy which provides coverage for the liability to which such damage relates), liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and disbursements and settlements or compromises made by an indemnified party with the written consent of the indemnifying party.

          "Closing" means the Closing of the sale of Series C Stock to the Investors under this Purchase Agreement.

          "Closing Date" is defined in Section 8 of the Purchase Agreement.

          "Code" means the Internal Revenue Code of 1986, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

          "Common Stock" means the Company's Common Stock, par value $0.001 per share.

          "Company" means Rainmaker Systems, Inc., a California corporation.

          "Control" means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities, by Agreement or otherwise).

          "Disclosure Schedule" means the disclosure schedule identified as the Disclosure Schedule to the Purchase Agreement.

          "Documents" means any paper or other material (including, without limitation, computer storage media) on which is recorded (by letters, numbers or other marks) information that may be evidentially used, including, without limitation, legal opinions, mortgages, indentures, notes, instruments, leases, Agreements, insurance policies, reports, studies, Financial Statements (including, without limitation, the notes thereto), other written financial information, schedules, certificates, charts, maps, plans, photographs, letters, memoranda and all similar materials.

          "DOL" means the Department of Labor or its successors.

          "Encumbrance" means, with respect to any Asset, any mortgage, lien, pledge, encumbrance, security interest, deed of trust, option, encroachment, reservation, order, decree, judgment, condition, restriction, charge, Agreement, claim or equity of any kind.

          "Environmental Laws" means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act), including any plans, other criteria, or guidelines promulgated pursuant to such Laws, now or hereafter in effect relating to the generation, production, installation, use, storage, treatment, transportation, release, threatened release, or disposal of Hazardous Materials, noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all Laws promulgated pursuant thereto or in connection therewith.

          "Exhibit" means an exhibit attached to this Agreement.

          "Financial Statements" has the meaning set forth in Section 4.3.

          "Furnished" means supplied, delivered or provided in any way.

          "H&Q Entities" means   H&Q Rainmaker Investors, L.P., Hambrecht &
Quist California and Hambrecht & Quist Employee Venture Fund, L.P., II.

          "Hazardous Materials" means any wastes, substances, radiation, or materials (whether solids, liquids or gases) (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic, or mutagenic; (ii) which are or become defined as a "pollutants" "contaminants", "hazardous materials," "hazardous wastes," "hazardous substances," "toxic substances," "radioactive materials," "solid wastes," or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) without limitation, which contain polychlorinated biphenyls (PCBs), asbestos, lead-based paints, urea-formaldehyde foam insulation, and petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof) or (iv) which pose a hazard to human health, safety, natural resources, industrial hygiene, or the environment, or an impediment to working conditions.

          "Intellectual Property" means all franchises, patents, patent qualifications, trademarks, service marks, trade names, trade styles, brands, private labels, copyrights, know-how, computer software, industrial designs and drawings and general intangibles of a like nature, trade secrets, licenses, and rights and filings with respect to the foregoing, and all reissues, extensions and renewals thereof.

          "Investor Indemnified Persons" means each Investor and its Affiliates, employees, representatives, agents, officers, partners, members and directors, and each other person who "controls" an Investor within the meaning of the Securities Act.

          "Investor Representative" means ABS.

          "Knowledge" means to the actual knowledge of the party making the representation.

          "Laws" means all foreign, federal, state and local statutes, laws, ordinances, regulations, rules, resolutions, orders, determinations, writs, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees applicable to the specified persons or entities and to the businesses and Assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; safety, health and fire prevention; and environmental protection, including Environmental Laws).

          "Material Adverse Effect" means any material adverse effect on the assets, properties, business, operations, prospects, financial condition or liabilities of the Company.

          "Material Asset" means an Asset having a value equal to or in excess of $50,000, or Assets having an aggregate value in excess of $75,000.

          "Ordinary Course of Business" means ordinary course of the Company's business consistent with past practices and business operations.

          "Other Arrangement" means a benefit program or practice providing for bonuses, incentive compensation, vacation pay, severance pay, insurance, reimbursement or any other perquisite or benefit (including, without limitation, any fringe benefit under Section 132 of the Code) to employees, officers or independent contractors that is not a Plan.

          "Person" means any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or department or agency of a government.

          "Plan" means any plan, program or arrangement, whether or not written, that is or was an "employee benefit plan" as such term is defined in Section 3(3) of ERISA and (a) which was or is established or maintained by the Company (or any predecessor entity); (b) to which the Company (or any predecessor entity) contributed or was obligated to contribute or to fund or provide benefits; or (c) which provides or promises benefits to any person who performs or who has performed services for the Company and because of those services is or has been (i) a participant therein or (ii) entitled to benefits thereunder.

          "Proposal" means any proposal, offer or indication of interest from any Person, entity or group relating to any acquisition or purchase of all or any portion of the capital stock or (other than in the Ordinary Course of Business) assets of the Company except as specifically permitted by this Purchase Agreement.

          "Redemption" means the Company's redemption and repurchase of up to 6,097,561 shares of its outstanding Common Stock at an aggregate price not to
- ---------
exceed $10 million, on the terms and conditions set forth on Exhibit D.
                                                             ---------

          "Release" means any emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, or release of Hazardous Materials from any source (including without limitation the Real Property) into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, or waste treatment, storage, or disposal systems at, on, above, or under the Real Property.

          "SCO', means The Santa Cruz Operation, Inc., a California corporation

          "SCO Exchange" has the meaning set forth in Section 3.7.

          "SCO Investment" has the meaning set forth in Section 3.7.

          "Section" means a Section (or a subsection) of this Purchase
Agreement.

          "Securities Act" means the Securities Act of 1933, as amended, and all laws promulgated pursuant thereto or in connection therewith.

          "Series A Stock" means the Company's Series A Preferred Stock, par value $0.001 per share.

          "Series C Stock" means the Company's Series C Convertible Participating Preferred Stock, par value $0.001 per share.

          "Series D Stock" means the Company's Series D Convertible Participating Preferred Stock, par value $0.00l per share.

          "Shares" means the Series C Stock being purchased by the Investors pursuant to the terms of this Purchase Agreement.

          "Taxes" means all federal, state, local and foreign taxes (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes) and installments of estimated taxes, assessments, deficiencies, levies, imports, duties, license fees, registration fees, withholdings, or other similar charges of every kind, character or description imposed by any governmental or quasi-governmental authorities, and any interest, penalties or additions to tax imposed thereon or in connection therewith.

          "Tax Returns" means all federal, state, local, foreign and other applicable tax returns, declarations of estimated tax reports required to be filed by the Company (without regard to extensions of time permitted by law or otherwise).

                                   EXHIBIT B
                          TO STOCK PURCHASE AGREEMENT
                         DATED AS OF JANUARY 29, 1999
                         -----------------------------


               AMENDED AND RESTATED ARTICLES OF INCORPORATION***

                                   EXHIBIT C
                          TO STOCK PURCHASE AGREEMENT
                          DATED AS OF JANUARY 29, 1999
                          ----------------------------

                                   [OMITTED]

                                   EXHIBIT D
                          TO STOCK PURCHASE AGREEMENT
                         DATED AS OF JANUARY 29, 1999
                         -----------------------------

                                REDEMPTION TERMS



             As soon as practicable after the Closing, the Company shall prepare an offering memorandum or other similar document notifying all of the Company's shareholders of (i) the completion of the Series C Preferred and Series D Preferred sales and (ii) the repurchase of outstanding shares of the Company on the following terms:

       1. The Company will offer to repurchase up to $10 million aggregate amount of shares of the Company's Common Stock from the Company's shareholders (except the Investors).

       2.   The repurchase price will be $1.64 per share.


       3. Shareholders will be offered the right to participate in the repurchase on a pro rata basis. The maximum aggregate proceeds that any shareholder may receive in the repurchase will be equal to the product of (i) $l0 million multiplied by (ii) a fraction in which the numerator is the number of shares held by a shareholder and the denominator is the total number of shares held by all shareholders participating in the repurchase.

       4. Shareholders will be offered an election to participate on a pro rata basis in the following form: (i) cash for all shares to be repurchased at an initial closing for the repurchase; (ii) a right to put Common Stock to the Company at $1.64 per share at any time within [six (6)] months from the date of the initial closing for the repurchase; or (iii) a combination of (i) and (ii).

       5. Holders of Series B Preferred Stock or Series D Preferred Stock will convert any shares that are to be repurchased to Common Stock.

       6. Shareholders who elect to sell shares to the Company in the repurchase will make standard representations and warranties regarding ownership of their shares and will also agree to a 180-day "market stand-off" with respect to shares retained by such shareholders.

       7. The repurchase offer will be made in accordance with applicable federal and state laws, including any notice requirements under such laws.

       8. The terms of the repurchase may be revised in order to comply with certain accounting and tax requirement.

                                   EXHIBIT E
                          TO STOCK PURCHASE AGREEMENT
                          DATED AS OF JANUARY 29, 1999
                          ----------------------------


             FORM OF BROBECK, PHLEGER & HARRISON LEGAL OPINION***

                                   EXHIBIT F
                          TO STOCK PURCHASE AGREEMENT
                         DATED AS OF JANUARY 29, 1999
                         -----------------------------


                            SHAREHOLDERS' AGREEMENT***

                                   EXHIBIT G
                          TO STOCK PURCHASE AGREEMENT
                         DATED AS OF JANUARY 29, 1999
                         ------------------------------


                         REGISTRATION RIGHTS AGREEMENT

                                   EXHIBIT H
                          TO STOCK PURCHASE AGREEMENT
                         DATED AS OF JANUARY 29, 1999
                         ------------------------------

                                ABS LETTER ***

*** Rainmaker Systems, Inc. agrees to furnish supplementally a copy of any of the foregoing exhibits to the SEC upon request.

                              DISCLOSURE SCHEDULE
                              -------------------

          This Disclosure Schedule is delivered pursuant to Section 4 of that certain Stock Purchase Agreement (the "Agreement") entered into as of January 29, 1999 by and among Rainmaker Systems, Inc. a California corporation (the "Company"), ABS Capital Partners III, L.P., a Delaware limited partnership ("ABS") and H&Q Rainmaker Investors, L.P., Hambrecht & Quist California and Hambrecht & Quist Employee Venture Fund, L.P. II ("H&Q" and together with ABS, the "Investors").

          Numbered sections of this Disclosure Schedule correspond to the numbered sections of the Agreement; however, the information contained in this Disclosure Schedule should be read in its entirety and all disclosures should be read together and be deemed disclosures for the purposes of all sections of the Agreement. The titles used in this Disclosure Schedule are for convenience only and are not to be read as part of the Agreement. Capitalized terms used in this Disclosure Schedule not otherwise defined herein shall have the meaning set forth in the Agreement of which this Disclosure Schedule is a part. Certain agreements and matters are listed in this Disclosure Schedule for informational purposes only, notwithstanding the fact that, because they do not rise above applicable materiality thresholds or otherwise, they are not required to be listed in this Disclosure Schedule by the terms of the Agreement.

    Section 4.2.  Capital Structure of the Company
    ----------------------------------------------

    1. Prior to the filing of the Certificate of Designations, the Company is authorized to issue 47,000,000 shares, of which 45,000,000 shares are designated Common Stock, par value $0.001, and 2,000,000 shares are designated Preferred Stock. Of the Preferred Stock, the Company is authorized to issue 1,143,494 shares of Series A Preferred Stock and 402,710 shares of Series B Preferred Stock. As of the date of the Agreement, the Company had issued and outstanding 21,460,894 shares of Common Stock, 574,620 shares of Series A Preferred Stock and 349,160 shares of Series B Preferred Stock. Each share of Series A Preferred Stock and Series B Preferred Stock is convertible into five shares of the Company's Common Stock as of the date of the Agreement.

    2. The Amended and Restated Articles of Incorporation will authorize the Company to issue 65,000,000 shares, of which 50,000,000 shares are designated Common Stock and 15,000,000 are designated Preferred
          Stock. The Amended and Restated Articles of Incorporation will further authorize the issuance of no shares of Series A Preferred Stock, 402,710 shares of Series B Preferred Stock (all of which will be issued and outstanding or reserved for issuance upon exercise of certain outstanding warrants), 8,536,585 shares of Series C Convertible Participating Preferred Stock and 5,717,470 shares of Series D Convertible Participating Preferred Stock. The Preferred Stock will be convertible into shares of Common Stock in accordance with the Amended and Restated Articles of Incorporation.

    3. The Company has reserved 2,418,538 shares of Common Stock for issuance pursuant to exercise of outstanding options granted under the 1995 Stock Option/Stock Issuance Plan; 674,683 shares of Common Stock for issuance pursuant exercise of outstanding